Exhibit 10.1

AMENDMENT AND TERMINATION OF EMPLOYMENT AGREEMENT

THIS AMENDMENT AND TERMINATION OF EMPLOYMENT AGREEMENT (the “Amendment”), made as of this 15th day of September, 2017, is entered into by and between The KeyW Corporation, a Maryland corporation with its principal place of business at 7740 Milestone Parkway, Suite 400, Hanover, MD 21076 (the “Company”) and Michele Cook (the “Employee”). As used herein, the term Company shall include the Company and all entities now or hereafter controlling, controlled by or under common control with the Company, such term to include The KeyW Holding Corporation, a Maryland corporation (“HoldCo”).

WHEREAS, the Company and Employee entered into an Employment Agreement dated January 4, 2016 (the “Employment Agreement”); and

WHEREAS, Company and Employee mutually wish to amend and then terminate the Employment Agreement; and

WHEREAS, as consideration for Employee’s signing of this Amendment and the General Release (as defined in Exhibit A attached hereto), the Company will provide Employee severance payments, benefits, and equity rights.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Amendment, the parties agree:

1. The Employee’s employment shall be terminated as of November 5, 2017 (the “Termination Date”).

2. The Company will: (i) pay Employee, on the first pay date following the Termination Date, any salary earned with respect to services performed prior to the Termination Date and any paid time off accrued, but unused, through the Termination Date, (ii) provided that the Employee executes, delivers and does not revoke Exhibit A and remains in compliance with all obligations and restrictions imposed herein (including those set forth in Exhibit A), following the Effective Date (as defined in Exhibit A attached hereto), pay to Employee the amount of Four Hundred and Twenty-Six Thousand Nine Hundred and Eighty-Six Dollars and Thirty Cents ($426,986.30), such sum to be payable in equal installments over a period of one (1) year after the Termination Date, with the first payment, which will cover the first two (2) installments, to be paid on the sixtieth (60th) day following the Termination Date and the remaining installments to be paid in accordance with the Company’s normal payroll practices, and (iii) provided that the Employee executes, delivers and does not revoke Exhibit A and remains in compliance with all obligations and restrictions imposed herein (including those set forth in Exhibit A), following the Effective Date (as defined in Exhibit A attached hereto), and provided further that the Employee elects continued health coverage under section 4980B(f) of the Code (“COBRA”), reimburse Employee for COBRA premiums, for a period equal to the lesser of the maximum COBRA period or twelve (12) months, on the first pay date of each month the Employee portion of applicable premium is paid by Employee. Notwithstanding the foregoing, the Company shall not be required to reimburse healthcare or dental insurance premiums if Employee is actually covered or becomes covered by an equivalent benefit (at the same or lesser cost to Employee, if any) from another source, which must be reported to the Company within thirty (30) days of first becoming eligible, or if such reimbursement arrangement causes the Company’s group health plan to fail any non- discrimination testing or to be subjected to a fine or penalty under the Affordable Care Act.

3. Within thirty (30) days of the Termination Date, the Company shall cancel Sixty Thousand (60,000) of Employee’s Long-Term Incentive Shares identified in Section 2.1(c) of the Employment Agreement, and thereafter, provided Employee executes, delivers and does not revoke Exhibit A and remains in compliance with all obligations and restrictions imposed herein (including those set forth in Exhibit A) or in the Employment Agreement, Forty Thousand (40,000) of Employee’s Long-Term Incentive Shares (the “Surviving Long-Term Incentive Shares”) shall remain in effect through January 4, 2021 (the “Incentive End Date”), subject to the conditions contained in this Amendment. In the event Employee fails to execute and deliver Exhibit A or revokes Exhibit A, all Surviving Long-Term Incentive Shares shall be cancelled. If at any time prior to the Incentive End Date, the closing market price of HoldCo’s registered common stock as reported on the NASDAQ Global Market (or any other market or exchange on which shares of HoldCo’s common stock are listed or registered, if not on the NASDAQ Global Market) over any thirty (30) consecutive trading days is at or greater than the Target Price Per Share for each day in such thirty (30)-consecutive trading day period, the Company will award the Employee shares of Stock in an amount equal to the sum of (A) the number of shares listed next to the Target Price Per Share and (B) the number of shares listed next to any lower Target Price Per Share that have not already been awarded. Once the Surviving Long-Term Incentive Shares applicable to a Target Price Per Share have been awarded, the Company shall make no future awards of Surviving Long-Term Incentive Shares with respect to the applicable Target Price(s) Per Share, but the Employee shall be eligible for one or more additional grants with respect to the remaining Target Price Per Share that were not previously achieved or exceeded. In no event will the Employee receive more than Forty Thousand (40,000) Surviving Long-Term Incentive Shares.

Target Price Per Share	Long-Term Incentive Shares
$13.00	5,000
$16.00	5,000
$20.00	10,000
$25.00	10,000
$30.00	10,000

For purposes of clarity and by way of example, if the closing market price of HoldCo's registered common stock is reported at $20.00 for thirty (30) consecutive trading days, the Company shall award the Employee 20,000 Surviving Long-Term Incentive Shares (10,000 next to the $20 Target Price Per Share plus another 10,000 for the Target Price Per Share for $13 and $16). If prior to the Incentive End Date, the closing market price of HoldCo's registered common stock is reported at $30.00 for thirty (30) consecutive trading days, the Company shall award the Employee an additional 20,000 shares (10,000 for $30 and 10,000 for $25). Because the Employee previously received Surviving Long-Term Incentive Shares with respect to the $13, $16 and $20 Target Price Per Share, Employee is not entitled to a second award with respect to such amounts.

The granting, holding, and disposition of any shares of Surviving Long-Term Incentive Shares acquired hereunder shall be subject to the provisions in the Stock Incentive Plan, attached to the Employment Agreement as Exhibit A, any applicable policies of the Company, and the terms of applicable law, provided however, that Section 3.3 of the Stock Incentive Plan is hereby deleted .

4. In the event of Employee’s death, the Company shall have no further obligations under this Amendment or the Employment Agreement other than to pay to the Employee’s estate any amounts unpaid under Section 2 of this Amendment in a lump sum.

5. Notwithstanding anything to the contrary in this Amendment or the Employment Agreement, the Company shall not be required to make payments under Section 2 of this Amendment or grants pursuant to Section 3 of this Amendment if the Employee has breached any of the provisions of this Amendment (including the General Release attached hereto as Exhibit A) or any surviving provisions of the Employment Agreement, inclusive of all subsections. Employee shall not sign the General Release until on or after November 5, 2017.

6. For a period of one (1) year from the Termination Date, Employee shall not (as an employee, owner, board member, consultant or otherwise), except with the prior written consent of the Company’s Chief Executive Officer, participate in competition for the award of or perform services in the Territory (as defined below) in connection with (i) any contract, task order or program for which the Company is competing as of the Termination Date or which Employee knows or reasonably should know the Company plans to compete based upon the Company’s existing pipeline as of the Termination Date, or (ii) any contract, task order or program that would replace, supersede, succeed, reduce or diminish the Company’s work under a contract, task order or program. For the purposes of this Section 6, “Territory” means one or more states, counties, or similar political subdivisions of the United States where Employee assisted, directly or through others, the Company do business during the twelve (12) months immediately prior to the Termination Date.

7. For a period of one (1) year from the Termination Date, Employee shall not, whether for Employee’s own account or for the account of any other individual, partnership, firm, corporation or other entity (each a “Person”), directly or indirectly: (i) induce or attempt to induce, solicit or encourage any Person who is, or was within the then-most recent twelve (12) month period from the Termination Date, a customer, supplier, licensor or other business relation of the Company (a “Covered Client”) to cease doing business, or to reduce its relationship, with, the Company, (ii) induce or encourage a Covered Client to do business with a Competitor (as defined below), or (iii) otherwise adversely affect or interfere with the relationship between the Company and any such Covered Client. For the purposes of this Amendment a “Competitor” means any person or entity that provides services to government and/or non-government customers, which services are the same or similar in purpose or function to those provided by the Company during the twelve (12) months immediately prior to the Termination Date.

8. For a period of two (2) years from the Termination Date, Employee shall not, for Employee’s own account or for the account of any other Person, directly or indirectly: (i) recruit, solicit, offer to hire, induce or attempt to induce, encourage to terminate or otherwise adversely affect or interfere with the relationship between the Company and any person who was employed by, or otherwise engaged to perform services for, the Company or its affiliates within the twelve (12) month period prior to the Termination Date (a “Covered Employee”) for employment or retention as a consultant or service provider, (ii) hire, or permit or facilitate the hire of, a Covered Employee, participate in the process of hire of any Covered Employee, (iii) permit the hire of any Covered Employee where such Covered Employee would report directly or indirectly to Employee, or (iv) provide names or other information about a Covered Employee to any Person under circumstances which could lead to the use of that information for the purposes of recruiting or hiring. Notwithstanding the foregoing, the term Covered Employee shall not include an employee who was involuntarily terminated by the Company.

9. If any restrictions set forth in Sections 6, 7 or 8 of this Amendment are found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over to great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

10. The provisions of Section 2.1(c), Section 2.1(d), Section 2.2, Section 6, Section 8, and Section 9 of the Employment Agreement shall survive and are incorporated herein by reference. References to Long-Term Incentive Shares in such surviving provisions shall be deemed to refer to Surviving Long-Term Incentive Shares. References to an employment agreement in the Stock Incentive Plan shall be deemed to include any amendments or modifications thereto.

11. Capitalized terms used in this Amendment shall have the meaning assigned to such terms in the
Employment Agreement unless otherwise provided in this Amendment.

[signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

The KeyW Corporation

By: /s/ William J. Weber
Name: William J. Weber
Title: President & Chief Executive Officer

EMPLOYEE:

By: /s/ Michele Cook
Name: Michele Cook

Exhibit A

GENERAL RELEASE OF ALL CLAIMS

This General Release of All Claims is made as of __________ ___, 2017 (“General Release” or“Agreement”), by and between Michele Cook (“Employee”) and The KeyW Corporation, including all entities now or hereafter controlling, controlled by or under common control with The KeyW Corporation, including but not limited to The KeyW Holding Corporation, The KeyW Corporation and all direct and indirect subsidiaries of each such entity (the “Company”).

WHEREAS, the Company and Employee are parties to an Employment Agreement dated as of January 4, 2016 (the “Employment Agreement”) and an Amendment and Termination of Employment Agreement dated as of November 5, 2017 (the “Amendment and Termination of Employment Agreement”;

WHEREAS, the execution of this General Release is a condition precedent to the Company’s obligations set forth in the Amendment and Termination of Employment Agreement;

WHEREAS, in consideration for Employee’s signing of this General Release, the Company will provide Employee the severance payments, benefits, and equity rights pursuant to Sections 2 and 3 of the Amendment and Termination of Employment Agreement; and

WHEREAS, Employee and the Company intend that this General Release shall be in full satisfaction of the obligations described in this General Release owed to the Employee by the Company, including those under the Employment Agreement and the Amendment and Termination of Employment Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, the Company and Employee agree as follows:

1.    Employee, for herself, Employee’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other persons claiming through Employee, if any (collectively, “Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, and all of their employees, officers, directors, managers, attorneys, successors, and assigns (collectively, the “Releasees”) from, and does fully waive any obligations of Releasees to Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown, suspected or unsuspected, disclosed or undisclosed, or contingent or absolute, which heretofore through the date of this General Release has been or may be suffered or sustained, directly or indirectly, by Releasers in consequence of, arising out of, or in any way relating to: (a) Employee’s employment with the Company or any of its subsidiaries or affiliates; (b) the termination of Employee’s employment with the Company and any of its subsidiaries or affiliates; (c) violation of any law including but not limited to federal, state or local statutes, or the common law of any jurisdiction; or (d) any events occurring on or prior to the date of this General Release. Notwithstanding the above, this release and waiver does not apply to: (i) any right to indemnification now existing under the Company’s governing documents or applicable law; (ii) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (iii) the right to continuation coverage pursuant to COBRA; and (iv) any rights under the Amendment and Termination of Employment Agreement.

2.    Excluded from this General Release and waiver are any claims which cannot be waived by law, including but not limited to the right to participate in an investigation conducted by certain government agencies or claims pursuant to the Fair Labor Standards Act. Employee does, however, waive Employee’s right to any monetary recovery should any agency (such as the Equal Employment Opportunity Commission) pursue any claims on Employee’s behalf (except as prohibited by law, including 17 C.F.R. § 240.21F, et seq.). Employee represents and warrants that Employee has not filed any complaint, charge, or lawsuit against the Releasees with any government agency or any court.

3.    Employee agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Releasees, or Employee of any improper or unlawful conduct.

4.    Employee acknowledges and recites that:

(a)    Employee has executed this General Release knowingly and voluntarily;
(b)    Employee has read and understands this General Release in its entirety;
(c)    Employee has been advised and directed orally and in writing (and this subparagraph (c) constitutes such written direction) to seek legal counsel and any other advice Employee wishes with respect to the terms of this General Release before executing it; and

(d)    Employee’s execution of this General Release has not been forced, coerced or unduly influenced by any employee or agent of the Company.

5.    Employee agrees that: (a) Employee has had at least forty-five (45) days to consider the meaning and effect of the General Release; and if Employee elects to sign this General Release and return it to the Company before forty-five (45) days have elapsed from the date Employee received this General Release, Employee acknowledges that any such election constituted a knowing and voluntary waiver of the right to take forty-five (45) days to consider the General Release and that Employee made its decision to sign the General Release after receiving advice from legal counsel or after rejecting the Company’s recommendation that Employee obtain the advice of counsel; (b) if this termination is in connection with a group termination program, Employee has received, together with this General Release, a listing of the job titles and ages of other employees selected for involuntary termination, as well as the job titles and ages and other employees in the same organizational unit who are not selected for termination; (c) the severance described in the Amendment and Termination of Employment Agreement are money, equity and benefits to which Employee is not already entitled (apart from this General Release); (d) Employee has been paid for all hours worked, including overtime; (e) has not suffered any on-the-job injury for which Employee has not already filed a claim; and (f) Employee understands this Agreement includes a General Release of all known and unknown claims.

Employee further understands that Employee may revoke the releases granted by Employee in Section 5 of this Agreement relating to the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, (the “Preserved Claims”), for a period of seven (7) days following the date Employee executes this Agreement (the “Revocation Period”). This General Release shall become effective and enforceable with respect to the Preserved Claims once the Revocation Period has expired without exercise by Employee of Employee’s rights described in this Section. If Employee should exercise the revocation rights described in this Section, Employee shall retain, and not release, Employee’s rights with respect to the Preserved Claims. Any revocation within the Revocation Period must be submitted in writing to the Company and shall state, “I, (your name), hereby revoke my acceptance of the release by me of the Preserved Claims as described in our Agreement which I signed and dated on __________ ___, 2017.” Any such revocation shall be delivered personally to the Company or sent to the Chief Executive Officer of the Company, via registered or certified mail or by private express delivery service, signature required, to The

KeyW Corporation, c/o Chief Executive Officer, 7740 Milestone Parkway, Suite 400, Hanover, MD 21076 within seven (7) days after you signed this General Release. If Employee does not revoke this General Release, the Employee will receive the severance described in the Amendment and Termination of Employment Agreement. Employee acknowledges that the waivers and releases contained herein are made knowingly, consciously, and with full appreciation that Employee will be forever foreclosed from pursuing any of the rights so waived and released.
Employee also understands and agrees that should Employee revoke this General Release pursuant to this Section, all other provisions of this General Release, except as related to the Age Discrimination in Employment Act, will remain effective. In the event of such revocation, the Employee acknowledges that the Company will not provide any severance described in the Amendment and Termination of Employment Agreement. Once signed, in the absence of revocation of this General Release, the General Release will become effective on the day following the seventh and final day of the revocation period (the “Effective Date”).

6. This General Release shall be governed by the internal laws (and not the choice of laws) of the State of Maryland, except for the application of preemptive Federal law.

7. Employee expressly agrees that, except to the extent required by law, Employee will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about the Company, and will not make any such comments or provide such information to any customer of the Company, to any person associated with any media, to the general public, or to any other person or entity. Nothing in this General Release prohibits Employee from reporting possible violations of federal laws or regulations to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

8. Within five (5) business days of the Termination Date (as defined in the Amendment and Termination of Employment Agreement), Employee will return to the Company: (i) all documents, data, material, details and copies thereof in any form (electronic or hard copy) and wherever located (including in personally owned computers, storage media or accounts) that are the property of the Company or were created using the Company's resources or during any hours worked for the Company, including, without limitation, any data referred to in Section 6 of the Employment Agreement; and (ii) all other property belonging to the Company, including, without limitation, all computer equipment and associated passwords, property passes, keys, credit cards, business cards, and identification badges.

9. In consideration for the Company's promises and undertakings set forth in this Agreement, Employee, on behalf of herself, and Employee’s heirs, representatives, and assigns, hereby agrees and covenants, to the fullest extent permitted by applicable law, not to commence, maintain, prosecute or participate in any action or proceeding of any kind against Releasees based on any of the claims waived and released in Paragraph 1 of this General Release.

10. Capitalized terms not defined in this General Release have the meanings given in the Employment Agreement.

11. EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Date:
Michele Cook

Date:
By:
Title: